Exhibit 10.2

                              EMPLOYMENT AGREEMENT

         THIS EMPLOYMENT AGREEMENT (the "Agreement") is entered into this day of March, 1999, and effective as of the __ day of December, 1998, by and between Blue River Bancshares, Inc. ("Blue River") and David Morrison, a resident of Indiana ("Employee").

                                   WITNESSETH:

         WHEREAS, Blue River's wholly-owned subsidiary Shelby County Bank ("SCB") has filed an application to establish three (3) de novo branches in Fort Wayne, Indiana under the name "First Community Bank of Fort Wayne" (the "Bank");

         WHEREAS, the Employee will be employed by Bank to serve as its President upon approval of the related application;

         WHEREAS, Employee desires to be assured of a secure minimum compensation from Blue River for his services over a defined term;

         WHEREAS, Blue River recognizes that when faced with a proposal for a change of control, Employee will have a significant role in helping Blue River's Board of Directors (hereinafter referred to as the "Holding Company Board") assess the options and advising the Holding Company Board on what is in the best interests of Blue River and its shareholders, and it is necessary for Employee to be able to provide this advice and counsel without being influenced by the uncertainties of his own situation;

         WHEREAS, Blue River desires reasonable protection of its confidential business and customer information which it will develop over the years at substantial expense and assurance that Employee will not compete with Blue River for a reasonable period of time after termination of his employment with Blue River, except as otherwise provided herein.

         NOW, THEREFORE, in consideration of the foregoing premises, the mutual covenants and undertakings herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Blue River and Employee, each intending to be legally bound, covenant and agree as follows:

         1. Employment. Upon the terms and subject to the conditions set forth in this Agreement, Blue River employs Employee, and Employee accepts such employment. Employee agrees to render such banking services to Blue River as may reasonably be assigned to him by the President or Board of Directors of Blue River. So long as Employee is employed by Blue River pursuant to this Agreement, Employee shall be entitled to reasonable office space and working conditions. Employee shall not be required to be absent from his current offices on travel status or otherwise more than forty-five (45) days in any calendar year. Blue River shall not, without the written consent of Employee, relocate or transfer Employee to a location more than thirty (30) miles from his principal residence. Although while employed by Blue River, Employee shall devote substantially all his business time and efforts to Blue River's business and shall not engage in any

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other related business, Employee may use his discretion in fixing his hours and schedule of work consistent with the proper discharge of his duties.

         2. Term of Employment. The term of this Agreement shall begin on December , 1998 (the "Effective Date") and shall end on the date which is one
(1) year following such date; provided, however, that such term shall be extended automatically for an additional year on each anniversary of the Effective Date, unless either party hereto gives written notice to the other party not to so extend prior to an anniversary, in which case no further automatic extension shall occur and the term of this Agreement shall end one (1) year subsequent to the anniversary as of which the notice not to extend for an additional year is given (such term, including any extension thereof shall herein be referred to as the "Term").

         3. Compensation.

         (A) Employee shall receive an annual minimum salary of Eighty-Five Thousand and 00/100 Dollars ($85,000) ("Base Salary") payable at regular intervals in accordance with Blue River's normal payroll practices in effect from time to time. The rate of Employee's Base Salary shall be reviewed by the Holding Company Board not less often than annually and may be increased, but not decreased, from time to time in such amounts as the Holding Company Board in its discretion may determine. Base Salary payments shall be subject to the withholding of applicable income and employment taxes and other appropriate and customary amounts. Upon any change in Employee's Base Salary, the Employee and the appropriate officer(s) of Blue River shall execute a written amendment to this Agreement identifying such change.

         (B) Any and all increases in Employee's salary pursuant to this Section 3 shall cause the level of Base Salary to be increased by the amount of each such increase for purposes of this Agreement. The increased level of Base Salary as provided in this Section shall become the level of Base Salary for the remainder of the Term until there is a further increase in Base Salary as provided herein. Employee shall not receive fees for his services as a director or committee member of the Blue River or any of its affiliates.

         (C) In addition to his Base Salary, Employee shall be entitled to receive an annual cash bonus, to be paid in a single sum, not later than sixty
(60) days following the end of each fiscal year of the Blue River to which the bonus relates. Employee and Blue River, with the approval of the Holding Company Board, shall negotiate the terms and conditions of such bonus which will be evidenced by a written addendum to this Agreement executed by Employee and the appropriate officer or officers of the Blue River. The Holding Company Board shall provide Employee with such additional compensation, including long-term cash incentive and equity-based compensation programs, as it may determine in its sole discretion.


         4. Benefits.


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

         (A) During the Term, Employee shall be entitled to participate in or receive benefits under any (i) life, health, hospitalization, medical, dental, disability or other insurance policy or plan, (ii) pension, retirement or employee stock ownership plan, (iii) bonus or profit-sharing plan or program,
(iv) deferred compensation plan or arrangement, and (v) other employee benefit plan, program or arrangement, made available by Blue River on the date of this Agreement and from time to time in the future to Blue River's directors, officers and employees on a basis consistent with the terms, conditions and overall administration of the foregoing plans, programs or arrangements and with respect to which Employee is otherwise eligible to participate or receive benefits.

         (B) During the Term, Blue River shall provide Employee with an automobile (the size, make and model which is mutually agreeable to Blue River and Employee) for use in performing his duties under this Agreement. Such automobile shall be replaced no less frequently than intervals of every three
(3) years during the Term, and all replacement automobiles shall be of comparable size, make and model to that of the initial automobile agreed to by Blue River and Employee. All maintenance, repairs, insurance, fuel, taxes and license plate fees on such automobile shall be paid by Blue River. Employee's use of the automobile will be consistent with applicable requirements and limitations under the Internal Revenue Code of 1986, as amended.

         (C) During the Term, Employee shall be provided with a family membership at the Country Club, and all membership fees, dues and assessments shall be paid by Blue River so long as Employee utilizes such membership primarily in furtherance of his duties under this Agreement.

         5. Expenses. So long as Employee is employed by Blue River pursuant to this Agreement, Employee shall receive reimbursement from Blue River for all reasonable business expenses incurred in the course of his employment by Blue River, upon submission to Blue River of written vouchers and statements for reimbursement. Employee shall attend, at his discretion, those professional meetings, conventions, and/or similar functions that Employee and Blue River mutually deem appropriate and useful for purposes of keeping abreast of current developments in the industry and/or promoting the interests of Blue River.

         6. Vacation. During the Term, Employee shall be entitled to five (5) weeks per calendar year of paid vacation, which shall be utilized at such times when his absence will not materially impair Blue River's normal business functions. Any unused vacation time in any calendar year may be carried over and must be used prior to March 31 of the succeeding calendar year. If any unused vacation time is not used by March 31 of the succeeding calendar year, such unused vacation time shall lapse, and Employee shall not be entitled to any additional compensation for any such unused and lapsed vacation time. In addition to the vacation described above, Employee also shall be entitled to all paid holidays customarily given by Blue River to its officers.

         7. Termination. Subject to the respective continuing obligations of the parties, including but not limited to those set forth in Section (A) below, Employee's employment by Blue River may be terminated prior to the expiration of the Term as follows:


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         (A) The Holding Company Board may terminate Employee's employment with
Blue River immediately for cause. For purposes of this subsection 7(A), "cause" shall be defined as (i) personal dishonesty, (ii) incompetence, (iii) willful misconduct, (iv) breach of fiduciary duty involving personal profit, (v) intentional failure to perform stated duties, (vi) willful violation of any law, rule, or regulation (other than traffic violations or similar offenses) or final cease-and-desist order, or (vii) any material breach of any term, condition or covenant of this Agreement.

         (B) The Holding Company Board may terminate Employee's employment with Blue River without cause at any time; provided, however, that the "date of termination" for purposes of determining benefits payable to Employee under subsection 8(B) below shall be the date which is thirty (30) days after Employee receives written notice of such termination.

         (C) Employee, by written notice to Blue River, may terminate his employment with Blue River immediately for cause. For purposes of this subsection 7(C), "cause" shall be defined as: (i) any action to remove the Employee as an employee of Blue River, except where the Holding Company Board properly acts to remove Employee for "cause" as defined in subsection 7(A) hereof;; (ii) any failure of Blue River to obtain the assumption its respective obligation to perform this Agreement by any successor, as contemplated in
Section 17 hereof; or (iii) any intentional breach by Blue River of a term, condition or covenant of this Agreement.

         (D) Employee, upon sixty (60) days written notice to Blue River, may terminate his employment with Blue River without cause.

         (E) Employee's employment with Blue River shall terminate in the event of Employee's death or disability. For purposes hereof, "disability" shall be defined as Employee's inability by reason of illness or other physical or mental incapacity to perform the duties required by his employment for any consecutive one hundred eighty (180) day period, provided that notice of any termination by Blue River because of Employee's disability shall have been given to Employee prior to the full resumption by him of the performance of such duties.

         8. Compensation Upon Termination. In the event of termination of Employee's employment with Blue River pursuant to Section 7 hereof, compensation shall continue to be paid by Blue River to Employee as follows:

         (A) In the event of termination pursuant to subsection 7(A) or 7(D), compensation provided for herein (including Base Salary) shall continue to be paid, and Employee shall continue to participate in the employee benefit, retirement, and compensation plans and other perquisites as provided in Section 4 hereof, through the date of termination specified in the notice of termination. Any benefits payable under insurance, health, retirement and bonus plans as a result of Employee's participation in such plans through such date shall be paid when due under those plans. The date of termination specified in any notice of termination pursuant to subsection 7(A) shall be no later than the last business day of the month in which such notice is provided to Employee.


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         (B) In the event of termination pursuant to subsection 7(B) or 7(C), compensation provided for herein (including Base Salary) shall continue to be paid, and Employee shall continue to participate in the employee benefit, retirement, and compensation plans and other perquisites as provided in Section 4 hereof, through the date of termination specified in the notice of termination. Any benefits payable under insurance, health, retirement and bonus plans as a result of Employee's participation in such plans through such date shall be paid when due under those plans. In addition, Employee shall be entitled to continue to receive from Blue River his Base Salary at the rates in effect at the time of termination: (i) for three (3) years following termination if the termination follows a Change of Control; or (ii) for the remainder of Term if the termination does not follow a Change of Control. In addition, during such periods, Blue River will maintain in full force and effect for the continued benefit of Employee each employee welfare benefit plan (as such term is defined in the Employee Retirement Income Security Act of 1974, as amended) in which Employee was entitled to participate immediately prior to the date of his termination, unless an essentially equivalent and no less favorable benefit is provided by a subsequent employer of Employee. If the terms of any employee welfare benefit plan of Blue River do not permit continued participation by Employee, Blue River will arrange to provide to Employee a benefit substantially similar to, and no less favorable than, the benefit he was entitled to receive under such plan at the end of the period of coverage.

         (C) For purposes of this Agreement, a "Change of Control" shall mean a change in control of Blue River not approved in advance by the Holding Company Board of a nature which would be required to be reported in response to Item 5(f) of Schedule 14A promulgated under the Securities Exchange Act of 1934, as amended, or any merger tender offer, consolidation or sale of substantially all of the assets of Blue River, or related series of such events, as a result of which: (i) the majority shareholders of Blue River immediately prior to such event hold less than fifty-percent (50%) of the outstanding voting securities of Blue River or its survivor or successor immediately after such event; (ii) persons holding less than twenty-percent (20%) of such securities before such event own more than fifty-percent (50%) of such securities after such event; or
(iii) persons constituting a majority of the Holding Company Board were not directors of Blue River for at least twenty-four (24) preceding months.

         (D) In the event of termination pursuant to subsection 7(E), compensation provided for herein (including Base Salary) shall continue to be paid, and Employee shall continue to participate in the employee benefit, retirement, and compensation plans and other perquisites as provided in Section 4 hereof, (i) in the event of Employee's death, through the date of death, or
(ii) in the event of Employee's disability, through the date of proper notice of disability as required by subsection 7(E). Any benefits payable under insurance, health, retirement and bonus plans as a result of Blue River's participation in such plans through such date shall be paid when due under those plans.

         (E) Blue River will permit Employee or his personal representative(s) or heirs, during a period of three (3) months following Employee's termination of employment (as specified in the notice of termination) by Blue River for the reasons set forth in subsections 7(B) or 7(C), if such termination follows a Change of Control, to require Blue river, upon written request, to purchase all outstanding stock options previously granted to Employee under any Blue River stock option plan

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then in effect whether or not such options are then exercisable or have terminated at a cash purchase price equal to the amount by which the aggregate fair market value of the shares subject to such options on the date of termination specified in the notice of termination exceeds the aggregate option price for such shares. For purposes of this subsection 8(D), "fair market value" shall mean between the reported closing bid and ask prices for the shares of common stock of the Holding Company as quoted by the North American Securities Dealer Automated Quotation System ("NASDAQ"). If the common stock of Blue River is not quoted on NASDAQ, the fair market value shall be determined by the Compensation Committee of Blue River based upon quotations of the entities which make a market in Blue River's stock. In the event no entities make a market in the Blue River's stock, "fair market value" shall mean the amount agreed upon by the Employee and Blue River. If the Employee and Blue River are unable to reach an agreement regarding the fair market value of the stock within ten (10) days of the date of termination specified in the notice of termination, then the Employee and Blue River shall each select an appraisal firm and the two (2) firms shall determine the fair market value of the Employee's stock. If the two appraisal firms cannot agree upon the value within thirty (30) days of their appointment, they shall appoint a third appraiser, the decision of a majority of the three (3) appraisers shall be final and binding on the Employee and Blue River; provided, however, the Employee may elect, by notifying Blue River within thirty (30) days after the date of termination specified in the notice of termination, to have the following definition of "fair market value" apply for purposes of this subsection 8(D): the per share book value of the Blue River's stock, calculated in accordance with generally accepted accounting principles as of the last day of the month coinciding with or immediately preceding the date of termination as specified in the notice of termination. The costs of any appraisals shall be paid one-half (1/2) by Blue River and one-half (1/2) by the Employee or his personal representative(s) or heirs, as the case may be.

         9. Nonsolicitation and Nondisclosure Covenants of Employee. In order to induce Blue River to enter into this Agreement, Employee hereby agrees as follows:

         (A) While Employee is employed by Blue River and for a period of one
(1) year after termination of such employment for reasons other than those set forth in subsections 7(B) or (C) of this Agreement, Employee shall not divulge or furnish any trade secrets (as defined in IND. CODE Section 24-2-3-2) of Blue River or any confidential information acquired by him while employed by Blue River concerning the policies, plans, procedures or customers of Blue River to any person, firm or corporation, other than Blue River, or use any such trade secret or confidential information directly or indirectly for Employee's own benefit or for the benefit of any person, firm or corporation other than Blue River, since such trade secrets and confidential information are confidential and shall at all times remain the property of Blue River.

         (B) For a period of one (1) year after termination of Employee's employment by Blue River for reasons other than those set forth in subsections 7(B) or (C) of this Agreement, Employee shall not directly or indirectly provide banking or bank-related services to or solicit the banking or bank-related business of any person, firm, company or other business entity that is doing business with Blue River, or assist any actual or potential competitor of Blue River to provide banking or

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bank-related services to or solicit any such customer's banking or bank-related business in any such place.

         (C) While Employee is employed by Blue River and for a period of one
(1) year after termination of Employee's employment by Blue River for reasons other than those set forth in subsections 7(B) or (C) of this Agreement, Employee shall not, directly or indirectly, as principal, agent, or trustee, or through the agency of any corporation, partnership, trade association, agent or agency, engage in any banking or bank-related business or venture which competes with the business of Blue River as conducted during Employee's employment by Blue River within a radius of fifty (50) miles of any office of Blue River, SCB or the Bank.

         (D) If Employee's employment by Blue River is terminated for reasons other than those set forth in subsections 7(B) or 7(C) of this Agreement, Employee will turn over immediately thereafter to Blue River all business correspondence, letters, papers, reports, customers' lists, financial statements, credit reports or other confidential information or documents of Blue River in the possession or control of Employee, all of which writings are and will continue to be the sole and exclusive property of Blue River.

         (E) If Employee's employment by Blue River is terminated during the Term for reasons set forth in subsections 7(B) or (C) or this Agreement, Employee shall have no obligations to Blue River with respect to trade secrets, confidential information or noncompetition under this Section 9.

         10. Notice of Termination. Any termination of Employee's employment with Blue River as contemplated by Section 7 hereof, except in the circumstances of Employee's death, shall be communicated by written "Notice of Termination" by the terminating party to the other party hereto. Any Notice of Termination pursuant to subsections 7(A), 7(C) or 7(E) shall indicate the specific provisions of this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for such termination.

         11. Employee Discipline.

         (A) If Employee is suspended and/or temporarily prohibited from participating in the conduct of any of Blue River's affairs by a notice served under section 8(e)(3) or (g)(1) of the Federal Deposit Insurance Act (12 U.S.C.
Section 1818(e)(3) and (g)(1)), Blue River's obligations under this Agreement shall be suspended as of the date of service, unless stayed by appropriate proceedings. If the charges in the notice are dismissed, Blue River shall (i) pay Employee all or part of the compensation withheld while its obligations under this Agreement were suspended and (ii) reinstate (in whole or in part) any of its obligations which were suspended.

         (B) If Employee is removed and/or permanently prohibited from participating in the conduct by an order issued under section 8(e)(4) or (g)(1) of the Federal Deposit Insurance Act (12 U.S.C. Section 1818(e)(4) or (g)(1)), all obligations of Blue River under this Agreement shall terminate as of the effective date of the order, but vested rights of the parties to the Agreement shall not be

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affected. If Blue River is in default (as defined in section 3(x)(1) of the
Federal Deposit Insurance Act), all obligations under this Agreement shall terminate as of the date of default, but this provision shall not affect any vested rights of Blue River or Employee.

         12. Termination of Obligations. All obligations under this Agreement may be terminated except to the extent determined that the continuation of the Agreement is necessary for the continued operation of Blue River by order of any state or federal banking regulatory with agency supervision of Blue River or any of its affiliates, unless stayed by appropriate proceedings.

         13. Litigation Expenses. If a dispute arises regarding the termination of Employee pursuant to Section 7 hereof or as to the interpretation or enforcement of this Agreement and Employee obtains a final judgment in his favor in a court of competent jurisdiction or his claim is settled by Blue River prior to the rendering of a judgment by such a court, all reasonable legal fees and expenses incurred by Employee in contesting or disputing any such termination or seeking to obtain or enforce any right or benefit provided for in this Agreement or otherwise pursuing his claim shall be paid by Blue River, to the extent permitted by law.

         14. Heirs of Employee. Should Employee die after termination of his employment with Blue River while any amounts are payable to him hereunder, this Agreement shall inure to the benefit of and be enforceable by Employee's executors, administrators, heirs, distributees, devisees and legatees and all amounts payable hereunder shall be paid in accordance with the terms of this Agreement to Employee's devisee, legatee or other designee or, if there is no such designee, to his estate.

         15. Notices. For purposes of this Agreement, notices and all other communications provided for herein shall be in writing and shall be deemed to have been given when delivered or mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

                  If to Employee:           David Morrison



                  If to Blue River:         Blue River Bancshares, Inc.
                                            Attn: President
                                            29 East Washington Street
                                            Shelbyville, Indiana  46176

or to such other address as either party hereto may have furnished to the other party in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

         16. Governing Law. The validity, interpretation, and performance of this Agreement shall be governed by the laws of the State of Indiana without reference to the choice of law principles thereof.

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         17. Successors and Assigns. Blue River shall require any successor
(whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of Blue River, by agreement in form and in substance satisfactory to Employee to expressly assume and agree to perform this Agreement in the same manner and same extent that Blue River would be required to perform it if no such succession had taken place. Failure of Blue River to obtain such agreement prior to the effectiveness of any such succession shall be a material intentional breach of this Agreement and shall entitle Employee to terminate his employment with Blue River pursuant to subsection 7(C) hereof. As used in this Agreement, the term "Blue River" means the organization as hereinbefore defined and any successor to its business or assets as aforesaid.

         18. Waiver of Terms. No provision of this agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in a writing signed by Employee and Blue River. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a wavier of dissimilar provisions or conditions at the same or any prior subsequent time. No agreements or representation, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement.

         19. Severability. The invalidity or unenforceability of any provisions of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement which shall remain in full force and effect.

         20. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same agreement.

         21. Nature of the Agreement. This Agreement is personal in nature and neither party hereto shall, without consent of the other, assign or transfer this Agreement or any rights or obligations hereunder except as provided in
Section 14 and Section 17 above. Without limiting the foregoing, Employee's right to receive compensation hereunder shall not be assignable or transferable, whether by pledge, creation of a security interest or otherwise, other than a transfer by his will or by the laws of descent or distribution as set forth in section 14 hereof, and in the event of any attempted assignment or transfer contrary to this paragraph, Blue River shall have no liability to pay any amounts so attempted to be assigned or transferred.

         22. Tax-Based Salary Adjustments. Anything in this Agreement to the contrary notwithstanding, in the event Blue River's independent public accountants determine that any payment by Blue River to or for the benefit of Employee, whether paid or payable pursuant to the terms of this Agreement, would be non-deductible by Blue River for federal income tax purposes because of
Section 280G of the Internal Revenue Code, then the amount payable to or for the benefit of Blue River pursuant to the Agreement shall be reduced (but not below zero) to the Reduced Amount. For purposes of this Section 22, the "Reduced Amount" shall be the amount which

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maximizes the amount payable without causing the payment to be non-deductible by
Blue River because of Section 280G of the Internal Revenue Code.




                                   * * * * * *

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

         IN WITNESS WHEREOF, the parties have caused the Agreement to be executed and delivered as of the _____ day of March, 1999.


                                      BLUE RIVER BANCSHARES, INC.



                                      By:

                                      Printed:

                                      Title:



                                      "EMPLOYEE"





                                      Printed:  David Morrison



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